Exhibit 99.9

Item 13.	Certain Relationships and Related Transactions

In August 1998, we entered into a master services agreement with Odyssea Marine, Inc. (Odyssea), an entity wholly-owned by Elliott Associates, L.P. and Elliott International, L.P. (the Elliott Companies) to charter certain marine vessels from Odyssea. The Elliott Companies and an affiliate, Manchester Securities Corp., are collectively our largest stockholder. During the 2005 fiscal year, Odyssea billed us $15.3 million and we paid Odyssea $12.9 million for services rendered under the agreement. As of December 31, 2005, we owed Odyssea $5.9 million for services rendered.

During the fourth quarter of 2005, we sold a diving support vessel that was held for sale to Odyssea for $1.5 million. We recognized an impairment loss of $0.8 million during the third quarter based on the expected sales price of this asset.

On March 31, 2005, we closed the loans under the Senior Credit Facilities of $30 million and $40 million, respectively, with Manchester Securities Corp., an affiliate of Elliott Associates, L.P. and under common management with Elliott International, L.P., and other holders or affiliates of holders of our Subordinated Notes and beneficial owners of our common stock. In conjunction with these loans, we paid Manchester Securities Corp. and the other lenders under the Senior Credit Facilities, a closing fee equal to 2% of the loans, or $1.4 million. On March 9, 2006, we entered into a loan agreement with the CIT Group and used a portion of the proceeds from this term loan to repay the outstanding amounts under the Senior Credit Facilities.

We issued an aggregate of 2,400,001 shares of our common stock and an aggregate of one million shares of Series B Preferred Stock in the Exchange Transaction to holders and affiliates of holders of our Subordinated Notes. During the fourth quarter of 2005, 22,165,574 shares of our common stock were issued to holders of our Subordinated Notes upon the conversion or earlier exchange of our Series B Preferred Stock. During December 2005, we exchanged $13.2 million, including accrued and unpaid interest, of our Subordinated Notes in transactions which resulted in the issuance of 1,395,272 shares of our common stock to these holders. The total shares of common stock held by the Elliott Companies and Manchester Securities Corp. (collectively, the Elliott Entities), Lloyd I. Miller and his affiliates (collectively, Miller), Falcon Mezzanine Partners, LP (Falcon), B. Riley & Co., Inc. and its affiliates (collectively, Riley) and Highland Crusader Offshore Partners (Highland), each of which were at least 5% beneficial owners of our common stock on December 31, 2005, and other holders are as follows:

		% of
		Outstanding
	Total Shares	Common Stock
	of Common	on December 31,
	Stock	2005

Elliott Entities	10,006,119	32.9%

Miller	5,352,877	17.6%

Falcon	3,200,575	10.5%

Riley	2,612,608	8.6%

Highland	2,243,327	7.4%

Other Subordinated Note holders	2,545,340	8.4%

	25,960,847	85.5%

In connection with the Exchange Transaction, we also entered into a registration rights agreement obligating us to file registration statements under the Securities Act of 1933 with respect to the 2,400,001 shares of our common stock issued in connection with such transaction and the shares of common stock issued upon conversion or earlier exchange of the Series B Preferred Stock. In connection with the Private Placement and the exchange of our 8% Subordinated Notes, the registration rights agreement was amended to require us to register the shares of our common stock issued in connection with such transactions. In the fourth quarter of 2005 and in the first quarter of

2006, we filed separate registration statements to register the shares of our common stock issued in connection with these transactions.

If these stockholders act together, they are in a position to control the election of our directors and to control or exercise substantial influence over the outcome of any matter requiring a stockholder vote.

The remaining $12.8 million, including paid-in-kind interest, of outstanding Subordinated Notes as of December 31, 2005 are held by the Elliott Entities, Falcon, and Miller, each of which were at least 5% beneficial owners of our common stock on December 31, 2005, as follows (in millions):

Amount

Elliott Entities	$4.6
Miller	3.4
Falcon	4.8

$12.8